Registration No. 333-141566

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAKEMUSIC, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1716250
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7615 Golden Triangle Drive, Suite M

Eden Prairie, Minnesota 55344-3848

(952) 937-9611

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Karen L. VanDerBosch

Chief Executive Officer

MakeMusic, Inc.

7615 Golden Triangle Drive, Suite M

Eden Prairie, Minnesota 55344-3848

(952) 937-9611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Grorud, Esq.

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

(612) 492-7000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-3 relates to the Registration Statement on Form S-3 (333-141566), filed with the Securities and Exchange Commission on March 26, 2007, as amended by Pre-Effective Amendment No. 1 on May 11, 2007 and Pre-Effective Amendment No. 2 on September 17, 2007 (the “Registration Statement”) by MakeMusic, Inc., a Minnesota corporation (the “Company”). The Registration Statement registered the resale of up to 1,114,496 shares of the Company’s common stock, par value $0.01 per share, by the selling shareholders thereunder.

On May 1, 2013 pursuant to an Agreement and Plan of Merger, dated as of March 12, 2013, by and among the Company, LEAP Acquisition Corporation (“Purchaser”), a Minnesota corporation and a wholly-owned subsidiary of LaunchEquity Acquisition Partners, LLC Designated Series Education Partners, a designated series of a Delaware series limited liability company, which is a sponsored entity of LaunchEquity Partners, LLC, an Arizona limited liability company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, state of Minnesota, on May 14, 2013.

MAKEMUSIC, INC.

By:	/s/ Karen L. VanDerBosch
Name:	Karen L. VanDerBosch
Title:	Chief Financial Officer/Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Karen L. VanDerBosch Karen L. VanDerBosch	Chief Financial Officer/ Chief Operating Officer (Principal Executive, Financial and Accounting Officer)	May 14, 2013

/s/ Andrew C. Stephens Andrew C. Stephens	Director	May 14, 2013